CURRENT REPORT FOR ISSUERS SUBJECT TO THE
                         1934 ACT REPORTING REQUIREMENTS

                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                                December 31, 2003
                                 Date of Report
                        (Date of Earliest Event Reported)

                                AXM PHARMA, INC.
             (Exact name of registrant as specified in its charter)

        Nevada                                                   75-2853946
(State or other jurisdiction   (Commission File Number)     (IRS Employer
 of incorporation)                                           Identification No.)
                        4695 Macarthur Court, 11th Floor
                         Newport Beach, California 92660
               (Address of principal executive offices (zip code))

                                 (949) 798-5587
                              (949) 798-5501 (fax)
              (Registrant's telephone number, including area code)


ITEM 5.  OTHER EVENTS

AXM Pharma, Inc. completed a private equity financing of $1,935,000 on December 31, 2003, with two accredited investors. Net proceeds from the offering after estimated costs and expenses, including fees of the placement agent, are approximately $1,740,000. We issued 860,000 shares of our Series B Preferred Stock, $.001 par value per share, at a price per share of $2.25 and 1,000,000 Common Stock Purchase Warrants (the "Warrants"), each of which entitles the holder to purchase one share of our common stock, $.001 par value, for a period of five years from the date of issuance at a price of $3.00 per share. Each share of Series B Preferred Stock is convertible, at the option of the holder, into one share of common stock, subject to adjustment for certain occurrences. In addition to its fees and expenses, the placement agent, or its assigns, received a five-year warrant to purchase up to 86,000 shares of the Company's Series B Preferred Stock at a price of $2.25 per share and up to 100,000 Warrants on a pro-rata basis to the number of shares of Preferred Stock purchased upon exercise. The Company is obligated to file a registration statement within six months the closing covering the shares of common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants.

The private equity financing described herein was made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended (the "Act"), provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The securities issued have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


(c) EXHIBITS

10.1 Form of Securities Purchase Agreement, dated December 30, 2003, by and between the Company and each of the Purchasers thereto.
10.2 Form of Registration Rights Agreement, dated December 30, 2003, by and between the Company and each of the Purchasers thereto.

10.3     Form of Common Stock Purchase Warrant dated December 30, 2003.

10.4 Form of Certificate of Designation of Rights and Preferences of Series B Preferred Stock.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


AXM PHARMA, INC.

By:  /s/ Peter Cunningham
     --------------------
         Peter Cunningham
         President, CEO